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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           PRISON REALTY TRUST, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:
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         On June 30, 2000, Prison Realty Trust, Inc. ("Prison Realty") announced a proposed restructuring of Prison Realty and Corrections Corporation of America, or CCA, its primary tenant (the "Restructuring"). Under the terms of the proposed Restructuring, Prison Realty will, among other things: (i) merge with CCA for non-cash consideration on or before September 15, 2000; (ii) elect to be taxed as a C corporation, rather than as a REIT, for federal income tax purposes commencing with its 2000 taxable year; and (iii) select new senior management for Prison Realty through the appointment of a new chief executive officer and chief financial officer. In connection with the proposed Restructuring, Prison Realty also announced that it had entered into an agreement and plan of merger with CCA providing for the merger of CCA with and into a wholly-owned subsidiary of Prison Realty (the "Merger Agreement"). Under the terms of the Merger Agreement, Prison Realty will issue approximately $10.6 million in shares of its common stock in the merger to existing management and employee shareholders of CCA. Prison Realty has also agreed to purchase the shares of CCA common stock held by the Baron Asset Fund ("Baron") immediately prior to the merger for non-cash consideration comprised of: (i) $8.0 million in shares of Prison Realty's common stock; and (ii) warrants to purchase $3.0 million in shares of Prison Realty's common stock. Baron holds approximately 16.9% of the outstanding capital stock of CCA and has the right to approve any merger of CCA. Prison Realty is currently negotiating with Sodexho Alliance, S.A. ("Sodexho") with respect to the purchase of shares of CCA common stock held by it prior to the merger. Sodexho also holds approximately 16.9% of CCA's outstanding capital stock. A copy of Prison Realty's press release with respect to the Restructuring was included as Exhibit 99.1 to the Current Report on Form 8-K filed by Prison Realty with the U.S. Securities and Exchange Commission (the "Commission") on Friday, June 30, 2000.

         On Wednesday, July 5, 2000, Prison Realty announced the resignation of Doctor R. Crants from the board of directors of Prison Realty and as Prison Realty's vice-chairman. Doctor R. Crants will also resign as the chief executive officer of Prison Realty once a new chief executive officer has been selected pursuant to a search presently being conducted by Prison Realty.

         The text of each of the foregoing press releases is included herewith (the "Press Releases"). The Press Releases may be deemed to be solicitation material with respect to the proposed Restructuring.

         Prison Realty and its directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to the Restructuring. These directors and executive officers include: Thomas W. Beasley, C. Ray Bell, Jean-Pierre Cuny, Ted Feldman, Joseph V. Russell, Charles
W. Thomas, Ph.D., Doctor R. Crants, J. Michael Quinlan, and Vida H. Carroll. As of June 28, 2000, Thomas W. Beasley is deemed to beneficially own 2,490,626 shares of Prison Realty common stock, or approximately 2.1% of Prison Realty's issued and outstanding common stock, and Doctor R. Crants is deemed to beneficially own 1,460,708 shares of Prison Realty common stock, or approximately 1.2% of Prison Realty's issued and outstanding common stock. The remaining directors and executive officers of Prison Realty beneficially own in the aggregate less than 1% of the common stock of Prison Realty.

 Prison Realty has filed preliminary proxy materials with the Commission with respect to the Restructuring, including Amendment No. 1 to the preliminary proxy materials filed on Friday, June 30, 2000. Prison Realty expects to file definitive proxy materials with the Commission as soon as is practicable, pending any review by the Commission, and deliver such materials to Prison Realty's shareholders. Prison Realty shareholders and other investors are urged to read these proxy materials, as they will contain important information. The proxy materials are, and will be, available for free from the Commission's web site at www.sec.gov and from Prison Realty.

                                                                    NEWS RELEASE



               PRISON REALTY AND PACIFIC LIFE TERMINATE AGREEMENT; PRISON REALTY TO MERGE WITH CORRECTIONS CORPORATION OF AMERICA

        NASHVILLE, Tenn., June 30, 2000 /PRNewswire/ - Prison Realty Trust, Inc. (NYSE: PZN) announced today that the Company, together with its primary tenant Corrections Corporation of America, or CCA, and the two related service companies, and Pacific Life Insurance Company ("Pacific Life") have mutually terminated the securities purchase agreement entered into by the companies and Pacific Life regarding a series of previously announced restructuring transactions involving Pacific Life. The Company reached agreement with Pacific Life on the mutual termination after considering, among other things, the Company's ability to satisfy certain conditions contained in the securities purchase agreement and the timing requirements under the terms of the Company's recently amended bank indebtedness.

        "While we are grateful to Pacific Life for its long-standing relationship with the Company and its predecessors and its willingness to step forward with an alternative during this crucial period in the Company's history, we believe that, given the fact that Pacific Life was not satisfied with the terms of the Company's recently announced Waiver and Amendment of its $1.0 billion senior secured bank credit facility and the Company's need to comply with the timing requirements contained in the Waiver and Amendment, the Company and its shareholders are better served by terminating the agreement with Pacific Life and proceeding with a restructuring on a stand-alone basis," said interim Chairman Thomas W. Beasley. Officials of the Nashville-based owner and developer of prisons and jails said there is no financial penalty connected with the mutual termination of the Pacific Life agreement.

        In connection with the mutual termination of the Pacific Life securities purchase agreement, the Company's board of directors determined to pursue a restructuring of the Company as provided for and required by the Waiver and Amendment including:

- the merger of the Company with its primary tenant, Corrections Corporation of America, or CCA, for non-cash consideration on or before September 15, 2000;

- the Company's election to be taxed as a C corporation, rather than as a REIT, for federal income tax purposes commencing with its 2000 taxable year; and

- the selection of new senior management of the Company through the appointment of a new chief executive officer and a new chief financial officer.

        In connection with this restructuring, the Company and CCA have entered into an agreement and plan of merger providing for the merger of CCA with and into a wholly-owned subsidiary of the Company. A copy of the merger agreement will be included as an exhibit to the Company's Current Report on Form 8-K to be filed with the SEC. Under the terms of the agreement, the Company will issue approximately $10.6 million in shares of its common stock in the merger to existing management and employee shareholders of CCA. In addition, immediately prior to the merger, Prison Realty has agreed to purchase the shares of CCA common stock held by Baron, a CCA outside shareholder, for (i) $8.0 million in shares of Prison Realty's common stock and (ii) warrants to purchase $3.0 million in shares of Prison Realty's common stock. The Company is currently in negotiations with Sodexho, the other outside shareholder of CCA, with respect to Prison Realty's proposed purchase of shares of CCA common stock held by Sodexho prior to the merger.

        Under the proposed restructuring, the Company will not merge with its two private service companies, Prison Management Services, Inc. and Juvenile and Jail Facility Management Services, Inc. As such, the Company's existing relationship with the service companies, who operate and manage certain government-owned adult prison and juvenile detention centers and jails, will remain in place. The Waiver and Amendment permits the Company to merge with the two private service companies in the future for non-cash consideration not to exceed $12.6 million. The Company has initiated discussions with PMSI and JJFMSI regarding a proposed combination with Prison Realty under the terms of the Waiver and Amendment.

        The Company intends to elect to be taxed as a REIT with respect to its 1999 taxable year. As provided for under the terms of the Waiver and Amendment, the Company currently intends to satisfy its remaining REIT distribution requirements with respect to its 1999 taxable year through the issuance of convertible preferred securities to its existing common shareholders.

        "Returning to C corporation status provides a simplified and more stable corporate and financial structure that will create the most value for our shareholders by allowing Prison Realty to retain earnings and use capital for growth opportunities and by eliminating potential conflicts of interest which have harmed our credibility in the capital markets," said Beasley.

         Under the terms of the Waiver and Amendment, the Company is required to file preliminary proxy materials with the SEC on or before July 1, 2000 and mail final proxy materials to the Company's shareholders on or before August 1, 2000, seeking approval of the Company's operation as a C corporation beginning with its 2000 taxable year and of the merger of the Company with CCA. The approval of holders of 66 2/3% of the Company's outstanding common stock will be required to complete the restructuring. The approval of Baron and the holders of 80% of CCA's capital stock (including Baron) will be required to complete the merger of the companies.

        The Company's business is the development and ownership of correctional and detention facilities. Headquartered in Nashville, Tennessee, the Company leases jails and prisons to both private and governmental managers. The Company currently owns or is developing 50 correctional and detention facilities in 17 states, the District of Columbia and the United Kingdom.

        The companies doing business as "Corrections Corporation of America" provide detention and corrections services to governmental agencies. These companies are the industry leader in private sector corrections with approximately 69,000 beds in 77 facilities under contract or under development in the United States, Puerto Rico, Australia and the United Kingdom. Their full range of services includes design, construction, renovation and management of new or existing jails and prisons, as well as long-distance inmate transportation services.

        This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those set forth in the forward-looking statements.

Institutional Investor Contact: Alex Singal (615) 263-3005
Retail Investor Contact: Kerry Reitz (615) 263-0200

                                                                  NEWS RELEASE


                    DOCTOR R. CRANTS RESIGNS AS VICE CHAIRMAN
                        AND BOARD MEMBER OF PRISON REALTY

        NASHVILLE, Tenn., July 5 /PRNewswire/ -- Prison Realty Trust, Inc. (NYSE: PZN) announced today that Doctor R. Crants, founding member of the company's Board of Directors, has tendered his resignation as a member of the Board and as Vice Chairman of the company. The resignation is effective immediately.

        "The company is grateful to Doc Crants for the many contributions that he made to both Corrections Corporation and Prison Realty. His leadership and vision helped create an industry," said Thomas W. Beasley, Prison Realty chairman.

        Crants will remain Chief Executive Officer of Prison Realty Trust and Corrections Corporation of America, a company he co-founded in 1983, until a new CEO is named. Through a professional executive search firm, the company is in the process of interviewing candidates for the CEO position. It is anticipated that a new CEO will be named in the near future.

        Prison Realty's business is the development and ownership of correctional and detention facilities. Headquartered in Nashville, Tenn., the company provides financing, design, construction and renovation of new and existing jails and prisons that it leases to both private and governmental managers. Prison Realty currently owns or is in the process of developing 50 correctional and detention facilities in 17 states, the District of Columbia and the United Kingdom.

        The companies doing business as Corrections Corporation of America provide detention and corrections services to governmental agencies. The company is the industry leader in private sector corrections with approximately 69,000 beds in 77 facilities under contract or under development in the United States, Puerto Rico, Australia and the United Kingdom. CCA's full range of services includes design, construction, renovation and management of new or existing jails and prisons, as well as long-distance inmate transportation services.

        This news release contains forward-looking statements within the meaning of Section 27 of the Securities Act of 1933, as amended, and Section 21 (e) of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those set forth in the forward-looking statements.

Institutional Investor Contact: Alex Singal (615) 263-3005
Media Contact: Susan Hart (615) 263-3104